Exhibit 15.1

26/F HKRI Centre One, HKRI Taikoo Hui,

288 Shimen Road (No. 1),

Shanghai 200041, P.R. China

T: (86-21) 5298-5488

F: (86-21) 5298-5492

junhesh@junhe.com

April 30, 2024

I-Mab

2440 Research Boulevard, Suite 400

Rockville, MD 20850

United States

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Financial Position and Need for Additional Capital” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in I-Mab’s Annual Report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-239871, No. 333-256603 and No. 333-265684) of I-Mab of the summary of our opinions under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Financial Position and Need for Additional Capital” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP
JunHe LLP